Exhibit 99.2
Notice to Cardinal Health, Inc. Stockholders of Proposed Settlement of Stockholder Derivative Action, Settlement Hearing, and Right to Appear

The United States District Court for the Southern District of Ohio authorized this Notice

Please read this notice (the “Notice”) carefully and in its entirety. This Notice relates to a proposed settlement (the “Settlement”)1 of a consolidated stockholder derivative action (the “Action”) brought on behalf of Cardinal Health, Inc. (“Cardinal Health” or the “Company”) and pending in the United States District Court for the Southern District of Ohio, Eastern Division (the “Court”).

This Notice contains important information. Your rights will be affected by these legal proceedings. If the Court approves the Settlement, you will be forever barred from contesting the fairness, reasonableness, and adequacy of the Settlement and related matters, and from pursuing the Released Claims (as defined herein).

If the Settlement is approved by the Court, Cardinal Health will receive a $124 million cash payment, less any payments and expenses as described below. Please note that the Action is a derivative action where the legal claims were brought by Cardinal Health stockholders derivatively on behalf of, and for the benefit of, Cardinal Health itself. As a result, the Settlement provides that the cash recovery will be paid directly to Cardinal Health. You will not receive any direct payment, and do not need to submit any claim form in connection with the Settlement.

Why this Notice?

You have a right to know about the Settlement of the Action, and about all of your options, before the Court decides whether to approve the Settlement.

This Notice summarizes the Action, the Settlement, and your legal rights.

The Court in charge of the Action is the United States District Court for the Southern District of Ohio, Eastern Division, and the case is called In re Cardinal Health, Inc. Derivative Litigation, Case No. 2:19-cv-2491. The judge presiding over the Action is Judge Sarah D. Morrison. The stockholders who brought the Action are called the Plaintiffs,2 and the people who the stockholders have sued are called the Individual Defendants.3 The Action is a derivative action, which means that the Plaintiffs seek to pursue legal claims on behalf of, and for the benefit of, Cardinal Health itself and not any stockholders directly. Cardinal Health is named in the Action as a “Nominal Defendant” only, and there are no claims asserted against Cardinal Health. This Notice refers to Individual Defendants and Nominal Defendant collectively as the “Defendants,” and Plaintiffs and Defendants collectively as the “Parties.”

The Court will hold a hearing (the “Settlement Hearing”) to decide if the Settlement is fair and reasonable. If the Court approves the Settlement and the Settlement becomes effective, the Action will be dismissed with prejudice. If you were a stockholder of Cardinal Health as of the close of trading on the date of the Stipulation (May 25, 2022) and you continue to own such stock through the date of the Settlement Hearing, you have the right to tell the Court your opinion about the Settlement. Please see below for more details about how and when to file your opinion with the Court, if you so choose.

What is this Action about?

The following recitation does not constitute findings of the Court and should not be understood as an expression of any opinion of the Court as to the merits of any claims or defenses by any of the Parties.
1 All capitalized terms used in this Notice that are not otherwise defined herein shall have the meanings provided in the Stipulation and Agreement of Compromise, Settlement, and Release, dated May 25, 2022 (the “Stipulation”).
2 Plaintiffs are Melissa Cohen, Stanley M. Malone, and Michael Splaine. “Plaintiffs’ Counsel” consist of Gardy & Notis, LLP and Kessler Topaz Meltzer & Check, LLP, together acting as Co-Lead Counsel, and Isaac Wiles Burkholder & Teetor, LLC, Gibbs Law Group, LLP, and Strauss Troy Co., LPA.
3 Individual Defendants are current and former members of Cardinal Health’s Board of Directors: David J. Anderson, Colleen F. Arnold, George S. Barrett, Carrie S. Cox, Calvin Darden, Bruce L. Downey, Patricia A. Hemingway Hall, Akhil Johri, Clayton M. Jones, Michael C. Kaufmann, Gregory B. Kenny, Nancy Killefer, David P. King, and J. Michael Losh (collectively, “Individual Defendants”).

Between June 14, 2019 and January 13, 2020, Plaintiffs filed three separate actions that the Court consolidated into the Action on January 28, 2020. Plaintiffs obtained confidential internal documents from Cardinal Health as permitted under Ohio law and, on March 12, 2020, filed an amended complaint (the “Amended Complaint”), which is the operative complaint in the Action. The Amended Complaint alleged that the Individual Defendants breached their fiduciary duties under Ohio law by allegedly failing to properly oversee the Company’s compliance with controlled substances regulations and by allegedly approving improper compensation and bonuses to Company executives who allegedly failed to ensure compliance with such regulations.

Defendants asked the Court to dismiss the Action, and Plaintiffs opposed the request. Defendants and Plaintiffs presented arguments to the Court. On February 8, 2021, the Court dismissed the compensation-related claim, but declined to dismiss the oversight claim related to the Company’s compliance with controlled substances regulations. The Court did not make, and has not made, any final decisions about the merits of the surviving claim.

After the Court’s ruling, Plaintiffs continued to investigate their claims and obtain additional discovery. Between April 30, 2021 and December 1, 2021, Cardinal Health produced to Plaintiffs more than 15 million pages of documents, including deposition transcripts and written discovery responses from the “MDL” proceedings.4 Defendants also provided written responses to Plaintiffs’ discovery demands in the Action.

The Parties engaged the Hon. Daniel Weinstein (Ret.) and Jed D. Melnick, Esq. to act as private mediators to assist the Parties in negotiating a potential resolution. On December 9, 2021, counsel for the Parties and representatives of Defendants’ directors and officers liability insurers (“D&O Insurers”) participated in a mediation session, during which the Parties agreed in principle to settle the Action in return for a cash payment of one hundred twenty-four million dollars ($124,000,000), to be paid by the D&O Insurers to the Company.

The Settlement also provides that any fees and expenses to Plaintiffs’ Counsel would be paid exclusively from the $124 million Settlement amount. As those costs would reduce the net payment received by Cardinal Health, after the substantive terms of the Settlement were negotiated and agreed to, the Parties separately negotiated in good faith as to an appropriate amount of attorneys’ fees and expenses that Cardinal Health agreed was appropriate for Plaintiffs’ Counsel’s role in prosecuting the Action.
Following those negotiations, Cardinal Health has agreed, subject to approval of the Court, that Plaintiffs’ Counsel are entitled to a fee and expense award of 25% of the Settlement amount (the “Fee and Expense Award”).
The full terms and conditions of the Settlement, the Fee and Expense Award, and related matters are embodied in the Stipulation.

On July 18, 2022, the Court preliminarily approved the Settlement, authorizing this Notice and scheduling the Settlement Hearing to consider whether to grant final approval of the Settlement, the Fee and Expense Award, and related matters (the “Preliminary Approval Order”).

Why is there a Settlement and what are the terms?

Plaintiffs and Plaintiffs’ Counsel believe that the claims raised in the Action have merit and that their investigation supports the claims asserted. Without conceding the merit of any of Defendants’ defenses, and in light of the benefits of the Settlement as well as to avoid the potentially protracted time, expense, and uncertainty associated with continued litigation, including potential trial and appeal(s), Plaintiffs and Plaintiffs’ Counsel have concluded that it is desirable that the Action be fully and finally settled in the manner and upon the terms and conditions set forth in the Stipulation. Plaintiffs and Plaintiffs’ Counsel recognize the significant risk, expense, and length of continued proceedings necessary to prosecute the Action against Defendants through trial and through possible appeal(s). Plaintiffs’ Counsel have also taken into account the uncertain outcome and the risk of any litigation, especially complex litigation such as would be entailed by the Action, the difficulties and delays inherent in such
4 The “MDL” refers to consolidated proceedings of cases filed by state and local governments, tribal sovereign nations and others against various defendants, including Cardinal Health, that the U.S. Judicial Panel on Multi-District Litigation centralized and transferred into a multi-district litigation called In re National Prescription Opiate Litigation, Case No. MDL 2804 in the United States District Court for the Northern District of Ohio in December 2017. On July 21, 2021, Cardinal Health announced that it, McKesson Corporation (“McKesson”), and AmerisourceBergen Corporation (“AmerisourceBergen”), had entered into a settlement to resolve the vast majority of opioid lawsuits filed by state and local government entities. That settlement was binding as of February 25, 2022 and effective as of April 2, 2022, and includes injunctive relief terms relating to the settling distributors’ controlled substance anti-diversion programs that have been implemented on or before July 1, 2022.

litigation, the cost to Cardinal Health – on behalf of which Plaintiffs filed the Action – and distraction to management of Cardinal Health that would result from extended litigation. Based on their evaluation, and in light of what Plaintiffs and Plaintiffs’ Counsel believe to be the significant benefits conferred upon Cardinal Health as a result of the Settlement, Plaintiffs and Plaintiffs’ Counsel have determined that the Settlement is in the best interests of Plaintiffs, Cardinal Health, and Cardinal Health’s stockholders, and have agreed to settle the Action upon the terms and subject to the conditions set forth in the Stipulation.

Each of the Individual Defendants denied and continues to deny that he or she has committed or attempted to commit any violations of law, any breaches of fiduciary duty, or any wrongdoing whatsoever, and expressly maintains that, at all relevant times, he or she acted in good faith and in a manner that he or she reasonably believed to be in the best interests of Cardinal Health and its stockholders. Each of the Individual Defendants likewise denies all of the allegations made by Plaintiffs in the Action. The Individual Defendants further deny that Plaintiffs, Cardinal Health, or Cardinal Health’s stockholders suffered any damage or were harmed as a result of any act, omission, or conduct by the Individual Defendants as alleged in the Action or otherwise.

Cardinal Health believes that the Settlement is in the best interest of the Company, its stockholders, and its employees. Defendants are, therefore, entering into this Settlement for the benefit of Cardinal Health to eliminate the uncertainty, distraction, disruption, burden, risk, and expense of further litigation. Pursuant to the terms set forth below, the Stipulation (including the exhibits thereto) shall in no event be construed as, or deemed to be evidence of, an admission or concession by the Defendants with respect to any claim of fault, liability, wrongdoing, or damage or any defect in the defenses that Individual Defendants have, or could have, asserted.

What claims will the Settlement release?

As part of the Settlement, the Parties agreed to give up certain rights called releases. If the Court approves the Settlement, the Court will enter a Judgment dismissing the Action with prejudice pursuant to the terms of the Stipulation and the following releases will occur:

Release of Claims by Plaintiffs, the Company, and the Company’s stockholders: Without further action by anyone, upon the Effective Date,5 Cardinal Health acting directly, Plaintiffs acting directly on behalf of themselves and derivatively on behalf of Cardinal Health, and any other Cardinal Health stockholder acting derivatively on behalf of Cardinal Health, and any of their respective legal representatives, heirs, executors, administrators, predecessors, successors, predecessors-in-interest, successors-in-interest and assigns, shall be deemed to have, and by operation of the Judgment, shall have, fully, finally, and forever released, relinquished, settled, discharged, and dismissed with prejudice every one of the Released Plaintiff Claims (including Unknown Claims) against the Released Defendant Persons, and shall be forever barred and enjoined from asserting, commencing, instituting, prosecuting, or continuing to prosecute any of the Released Plaintiff Claims against any of the Released Defendant Persons.

Release of Claims by Defendants: Without further action by anyone, upon the Effective Date, each of the Individual Defendants and Cardinal Health, and their respective legal representatives, heirs, executors, administrators, predecessors, successors, predecessors-in-interest, successors-in-interest and assigns, shall be deemed to have, and by operation of the Judgment, shall have, fully, finally, and forever released, relinquished, settled, discharged, and dismissed with prejudice every one of the Released Defendant Claims (including Unknown Claims) against the Released Plaintiffs, and shall be forever barred and enjoined from asserting any Released Defendant Claims against any of the Released Plaintiffs.
Nothing in the Judgment shall in any way impair or restrict the rights of any Party to enforce the terms of the Stipulation, the Settlement, or the Judgment.

THE ABOVE DESCRIPTION OF THE PROPOSED RELEASES IS A SUMMARY. The complete terms, including the definitions of the Effective Date, Released Plaintiff Claims, Released Defendant Persons, Unknown Claims, Released Defendant Claims,
5 The Effective Date of the Settlement is conditioned on the occurrence of each of the events described in Section 5.1 of the Stipulation, which include: (i) approval of the Settlement at or after the Settlement Hearing following notice to Current Company Stockholders as set forth in Section 3.2 of the Stipulation; (ii) entry of the Judgment dismissing the Action with prejudice pursuant to the terms of the Stipulation and releasing the Released Defendant Persons and the Released Plaintiffs from the Released Claims; and (iii) the passing of the date upon which the Judgment, including dismissal of the Action with prejudice pursuant to the terms of the Stipulation, becomes Final. “Released Claims” means, collectively, the “Released Defendant Claims” and the “Released Plaintiff Claims.”

Released Plaintiffs, and Released Persons, are set forth in the Stipulation, which is available on Cardinal Health’s investor relations website at ir.cardinalhealth.com and on Co-Lead Counsel’s websites at www.gardylaw.com and www.ktmc.com.

How will the attorneys be paid?

After the Parties had agreed on all other material terms of the Settlement, the Parties separately negotiated in good faith to attempt to reach agreement concerning the amount of the Fee and Expense Award for Plaintiffs’ Counsel.

Cardinal Health has agreed that Plaintiffs’ Counsel are entitled to receive 25% of the $124 million Settlement amount, subject to the approval of the Court, for their role in prosecuting and settling the Action. Plaintiffs’ Counsel have been working exclusively on a contingent fee basis, meaning that they would only be compensated for their time litigating the Action if they achieved a benefit for Cardinal Health through the Action. The Court may award less than the requested amount and any change to the negotiated amount of the Fee and Expense Award will not otherwise affect the Finality of the Settlement. The Court’s decision granting, in whole or in part, the application by Plaintiffs’ Counsel for a Fee and Expense Award is not a condition of the Settlement or to entry of the Judgment. The Parties acknowledge and agree that any Fee and Expense Award awarded by the Court in connection with the Settlement shall be paid by Defendants’ D&O Insurers to Plaintiffs’ Counsel and shall reduce the net Settlement amount paid to Cardinal Health. Cardinal Health stockholders are not personally liable for any such fees or expenses.

As part of Plaintiffs’ Counsel’s application for the Fee and Expense Award, Plaintiffs will also submit an application to the Court requesting service awards of $2,500 to each individual Plaintiff for their time and effort in prosecuting the Action. If approved, these service awards will be paid solely from the Fee and Expense Award.

When and where will the Court decide whether to approve the Settlement?

The Court will hold the Settlement Hearing at 2:00 p.m. on October 4, 2022, at the Joseph P. Kinneary U.S. Courthouse, Room 167, 85 Marconi Boulevard, Columbus, Ohio 43215. In light of the ongoing Covid-19 pandemic, the Court reserves the right (in the Court’s discretion) to hold the Settlement Hearing by telephone or videoconference, and will provide notice of such decision by way of docket entry.

At the Settlement Hearing, the Court will consider whether the Judgment, substantially in the form of Exhibit B to the Stipulation, should be entered: (i) approving the terms and conditions of the Settlement as fair, reasonable, and adequate and in the best interests of Cardinal Health and its stockholders, (ii) dismissing the Action with prejudice pursuant to the terms of the Stipulation, (iii) ruling on the application by Plaintiffs’ Counsel for the Fee and Expense Award, and (iv) ruling on Plaintiffs’ application for service awards. If there are objections, the Court will consider them. At or after the Settlement Hearing, the Court will make decisions whether to approve these matters relating to the Settlement. We do not know how long these decisions will take.

Please note that the date and time of the Settlement Hearing may change without further written notice to Current Company Stockholders. The Court further reserves the right to adjourn the Settlement Hearing, or any adjournment thereof, including the consideration of the application for the Fee and Expense Award and service awards, without further notice of any kind to Current Company Stockholders other than an announcement at the Settlement Hearing or at any adjournment of the Settlement Hearing. The Court reserves the right to approve the Settlement, at or after the Settlement Hearing, with such modifications as the Parties may agree to without further notice to Current Company Stockholders. The Court reserves its right to enter its Judgment approving the Settlement and dismissing with prejudice the claims asserted in the Action regardless of whether the Court has awarded the Fee and Expense Award and service awards. The Court also reserves the right to extend any of the deadlines set forth in the Preliminary Approval Order without further notice to Current Company Stockholders.

How do I tell the Court if I don’t like the Settlement?

If you were a stockholder of Cardinal Health as of the close of trading on the date of the Stipulation (May 25, 2022) and you continue to own such stock through the date of the Settlement Hearing, you can object to the Settlement, including Plaintiffs’ Counsel’s application for the Fee and Expense Award and service awards as described above. You can give reasons why you think the Court should not approve the Settlement, the Fee and Expense Award, the service awards, or any part thereof. The Court will consider your views.

To object, you must, no later than twenty-one (21) calendar days prior to the date of the Settlement Hearing (by September 13, 2022), file with the Court a written statement of your objection. Any such objection must also be received by the below-noted counsel by no later than twenty-one (21) calendar days prior to the date of the Settlement Hearing (by September 13, 2022). Your objection must clearly identify the case name and action number, In re Cardinal Health, Inc. Derivative Litigation, Case No. 2:19-cv-2491, and must: (i) state the name, address, and telephone number of the objector; (ii) be signed by the objector (or his, her, or its counsel); (iii) state whether the objector is represented by counsel and, if so, the name, address, and telephone number of his, her, or its counsel; (iv) contain a specific, written statement of the objection(s) and the specific reason(s) for the objection(s) or the reasons for the objector’s desiring to appear and be heard, including any legal and evidentiary support the objector wishes to bring to the Court’s attention; (v) include documentation sufficient to prove that the objector owned shares of Cardinal Health common stock as of the close of trading on May 25, 2022 and continues to own such shares; and (vi) state whether the objector and/or his, her, or its counsel intends to appear at the Settlement Hearing and identify any witnesses the objector may call to testify and any exhibits the objector intends to introduce into evidence at the Settlement Hearing. You do not need to hire an attorney. If you choose to hire an attorney, it is at your expense.

To file with the Court, you must either have an electronic filing account with United States District Court for the Southern District of Ohio through PACER (Public Access to Court Electronic Records) to file electronically or mail or hand-deliver your papers such that they are received no later than September 13, 2022 by the Office of the Clerk of the Court, United States District Court for the Southern District of Ohio, Eastern Division, Joseph P. Kinneary U.S. Courthouse, Room 121, 85 Marconi Boulevard, Columbus, Ohio 43215.

Hand-delivered filings can be made to any other location of the United States District Court for the Southern District of Ohio.

All objections must also be copied to the following attorneys:

Justin O. Reliford Kessler Topaz Meltzer & Check, LLP 280 King of Prussia Road Radnor, PA 19087 Email: jreliford@ktmc.com	Jennifer Sarnelli Gardy & Notis, LLP 126 East 56th Street, 8th Floor New York, NY 10022 Email: jsarnelli@gardylaw.com

Robert W. Trafford
Porter Wright Morris & Arthur LLP
41 South High Street
Suites 2800 - 3200
Columbus, OH 43215
rtrafford@porterwright.com

William Savitt
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
WDSavitt@wlrk.com	Albert G. Lin Baker Hostetler 200 Civic Center Drive, Suite 1200 Columbus, OH 43215 alin@bakerlaw.com

If you do not make your objection in the manner provided herein, you waive your right to object to the approval of the Settlement, the Judgment to be entered approving the Settlement, the application for a Fee and Expense Award, and the application for service awards (including any right of appeal or collateral attack), and shall be forever barred and foreclosed from objecting to the fairness, reasonableness, or adequacy of the Settlement, the Judgment to be entered approving the Settlement, the Fee and Expense Award, or the service awards, or from otherwise being heard concerning these matters in this or any other proceeding, and you will be bound by the Judgment approving the Settlement, including the Releases.

Do I have to come to the Settlement Hearing?

No. Plaintiffs’ Counsel will answer questions the Court may have, but you and/or your lawyer are welcome to come at your own expense. If you submit an objection, you do not have to come to Court to talk about it. As long as you filed and served your written objection with the proper documentation and in the manner described above and on time, the Court will consider it.

Unless the Court orders otherwise, any person who fails to object in the manner described above shall be deemed to have waived and forfeited any and all rights they may otherwise have to object to the Settlement and/or Plaintiffs’ Counsel’s application for the Fee and Expense Award and service awards (including any right of appeal) and shall be forever barred from raising such objection in the Action or any other action or proceeding. Cardinal Health stockholders who do not object need not appear at the Settlement Hearing or take any other action to indicate their approval.

How do I get more information?

This Notice only summarizes the Settlement and is not a full description of the Action. For more detailed information about the Action, you are referred to the papers on file in the Action, which may be inspected during regular business hours of each business day at the Office of the Clerk, Joseph P. Kinneary U.S. Courthouse, Room 121, 85 Marconi Boulevard, Columbus, OH 43215. Copies of the Stipulation, the Amended Complaint, and other important case documents are also available on Co-Lead Counsel’s websites: www.gardlylaw.com and www.ktmc.com. You may also obtain more information by reviewing the Stipulation, which is also available on the Cardinal Health investor relations website at ir.cardinalhealth.com.

If you have questions regarding the Settlement, you may write or call Co-Lead Counsel:

Justin O. Reliford Kessler Topaz Meltzer & Check, LLP 280 King of Prussia Road Radnor, PA 19087 Telephone: 610-667-7706 Email: jreliford@ktmc.com	Jennifer Sarnelli Gardy & Notis, LLP 126 East 56th Street, 8th Floor New York, NY 10022 Telephone: 212-905-0509 Email: jsarnelli@gardylaw.com

PLEASE DO NOT CALL OR WRITE THE COURT OR THE OFFICE OF THE CLERK WITH QUESTIONS REGARDING THIS NOTICE OR TO INQUIRE ABOUT THE SETTLEMENT.

Form and substance approved by Court Order Dated July 18, 2022.